EXHIBIT 99.1 — Press release dated June 13, 2005

FOR IMMEDIATE RELEASE

infoUSA Inc. Receives $11.75 Cash Offer That Would Take the Company Private

Offer Price Represents a 25% Premium to Yesterday’s Closing Price

Omaha, NE — June 13, 2005: infoUSA Inc. (NASDAQ: IUSA) today announced that it has received an offer from Vin Gupta & Company, LLC, an entity controlled by infoUSA’s founder, Chairman and CEO and holder of approximately 38% of the common shares of infoUSA, to acquire all of the outstanding publicly held common shares of infoUSA not held by Mr. Gupta. Upon completion of the proposed transaction, infoUSA will become a privately held company.

Under the terms of the proposed offer, the holders of infoUSA common stock, other than Mr. Gupta, will receive $11.75 in cash per share, a 25% premium to yesterday’s closing price. The closing of the transaction is anticipated to occur during the third quarter of 2005. Mr. Gupta stated, “This transaction will bring significant value to our stockholders and enables infoUSA to continue to build upon our leading position in the information services industry. Our customers and partners will continue to receive great customer service and value-added products and services from the leading provider of proprietary business and consumer databases, sales leads and business credit reports.”

The closing of the transaction is subject to certain terms and conditions customary for transactions of this type, including finalizing the debt financing, receiving the required approvals and executing the definitive documentation necessary to complete the transaction.

A copy of Mr. Gupta’s letter to the infoUSA board of directors is attached.

About infoUSA

infoUSA (www.infoUSA.com), founded in 1972, is the leading provider of business and consumer information products, database marketing services, data processing services and sales and marketing solutions. Content is the essential ingredient in every marketing program, and infoUSA has the most comprehensive data in the industry, and is the only company to own a proprietary database of 250 million consumers and 14 million businesses under one roof. The infoUSA database powers the directory services of the top Internet traffic-generating sites. Nearly 3 million customers use infoUSA’s products and services to find new customers, grow their sales, and for other direct marketing, telemarketing, customer analysis and credit reference purposes. infoUSA headquarters are located at 5711 S. 86th Circle, Omaha, NE 68127 and can be contacted at (402) 593-4500.

SOURCE: infoUSA

infoUSA, Omaha
Vin Gupta, 402-596-8900
Fax: 402-339-0265
E-Mail: vin.gupta@infoUSA.com
or
Raj Das, 402-593-4517
Fax: 402-339-0265
E-Mail: raj.das@infousa.com
or
Laurel Gupta, 402-593-4535
Fax: 402-339-0265
E-Mail: laurel.gupta@infousa.com

VIN GUPTA & COMPANY, LLC
Omaha, Nebraska

June 13, 2005

Board of Directors
infoUSA INC.
5711 South 86th Circle
Omaha, NE 68127

Gentlemen:

Pursuant to the terms and conditions set forth in this letter, Vin Gupta & Company, LLC., an entity in which I am the manager and principal shareholder proposes to purchase all of the outstanding common stock of infoUSA INC. (“infoUSA” or the “Company”) that I don’t presently own for $11.75 per share in cash. This proposed price represents a 25% premium to today’s closing share price. It also represents a substantial premium to the volume-weighted average closing prices for the Company’s common stock for the 30 day, 60 day, 90 day and one year periods ending today.

In this transaction, I would contribute my entire equity ownership interest in infoUSA. The funds necessary to provide for the cash portion of this transaction would be obtained solely from debt financing, so that I do not intend to have any other equity investors in this transaction other than certain members of management. I and our financial advisors have had confidential discussions with several global financial institutions and we are confident that this transaction will be completed expeditiously and consistent with the terms proposed herein. These lenders have each advised us that they are committed to dedicate the resources and time required to successfully complete the process in a timely manner.

Closing of this transaction would be subject to a number of customary conditions, including but not limited to finalizing the debt financing, including completion of definitive documentation on mutually acceptable terms, and receipt of necessary approvals, all of which we believe will be received in a timely manner. Assuming full cooperation from the Board of Directors of the Company, we believe that this transaction may be closed within 90 days.

This letter of course constitutes a non-binding proposal and no party shall be bound in any way in connection with the transaction contemplated hereby until the parties execute mutually acceptable definitive documents.

It is my belief that this proposal offers infoUSA’s shareholders the best opportunity to realize a very attractive value for their shares. It also offers employees of infoUSA the opportunity to remain with the Company and continue serving our customers. As the Board considers its response to this proposal, it should be aware that I do not desire to dispose of any of my shares of infoUSA common stock, nor do I intend to vote in favor of any transaction involving a change in control of the Company other than the proposed transaction.

We look forward to your response to this proposal. Please feel free to contact me (at the number set forth herein) or Rick Massey of Stephens Inc., our lead financial advisor (at 501-377-3461) if you would like to discuss further any aspect of our proposal.

Sincerely,

/s/ Vin Gupta

Vinod Gupta,
Vin Gupta & Company, LLC